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EXHIBIT 2.4

LETTER AGREEMENT

December 22, 2000

Mr. Dale Hoppensteadt
Switchboard Apparatus, Inc.
2820 S. 19th Avenue
Broadview, IL 60155

Mr. Helmut Hoppe
c/o Goschi & Goschi, Ltd.
120 South LaSalle Street, Suite 1720
Chicago, IL 60603

Mr. George Miller
2013 Lyndhurst Lane
Aurora, IL 60504

Gentlemen,

    This letter shall serve to memorialize our agreement that the certain Agreement and Plan of Merger (the "Agreement") between Electric City Corp., Electric City Acquisition Corp. and Switchboard Apparatus, Inc. regarding the acquisition of Switchboard Apparatus, Inc. by Electric City Acquisition Corp. is hereby amended to provide an additional forty-five (45) days in which to file a registration statement with the Securities and Exchange Commission. The amendment of the pertinent section of the Agreement is as follows:

      "1.8  Registration.  Within 135 days after the date hereof, Buyer will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-1 (together with all amendments and supplements thereto, the "S-1 Registration Statement") covering the Electric City Stock. Buyer shall maintain the effectiveness of the S-1 Registration Statement until the earlier of (a) the date on which all shares covered by the S-1 Registration Statement have been sold by the Shareholders, or (b) the first anniversary of the Closing Date. On or prior to the Closing Date, each Shareholder shall enter into an Indemnity and Stockholder Agreement in the form attached as Exhibit B."

    As you may recall, you had been forwarded an amendment on November 21 requesting an additional 30 days extension due to delays in obtaining audited financial statements for Switchboard Apparatus. This additional amendment is necessary due to the continuing difficulties we have experienced in obtaining satisfactory audited financial statements and supporting documentation from the auditor of Switchboard Apparatus. Please understand that this delay has resulted in an inability to process any Rule 144 registration requests, including those of prior stock sales by Electric City, pending filing of Report 8-K with the SEC. The filing of the Report 8-K has been delinquent since mid-November as its completion is dependent upon the audited financials of Switchboard Apparatus.

    Please sign below to acknowledge your agreement and return a signed copy of this letter to me via facsimile and the original via U.S. mail. Please contact me if you have any questions.

Sincerely,

/s/ GREG M. RICE

Greg M. Rice

Acknowledged and agreed this 22nd day of December 2000.

By:	/s/ DALE HOPPENSTEADT Dale Hoppensteadt	.
By:	/s/ HELMUT HOPPE Helmut Hoppe	.
By:	/s/ GEORGE MILLER George Miller	.

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LETTER AGREEMENT